Exhibit 10.2

Execution Version

GUARANTY

          THIS GUARANTY (this “Guaranty”) is made as of April 1, 2007 by U.S. Concrete, Inc., a Delaware corporation (“Guarantor”) in favor of Edw. C. Levy Co., a Michigan corporation (“Levy”), and Superior Materials Holdings, LLC (f/k/a Superior Joint Venture, LLC), a Michigan limited liability company (the “Company”).

Recitals

          A.        BWB, Inc. of Michigan, a Delaware corporation, Builders’ Redi-Mix, LLC, a Delaware limited liability company, Kurtz Gravel Company, a Michigan corporation (“Kurtz”), Superior Holdings, Inc. (f/k/a Superior Redi-Mix, Inc.), a Michigan corporation and USC Michigan, Inc., a Delaware corporation (collectively, together with any successors or assigns, the “USC Members”), each an affiliate of Guarantor, Levy, and the Company are parties to a Contribution Agreement dated as of March 26, 2007 (the “Contribution Agreement”).

          B.        In connection with the closing of the transactions contemplated by the Contribution Agreement, (i) the USC Members, Levy and Company are entering into the Operating Agreement (as defined in the Contribution Agreement) (the “Operating Agreement”), (ii) Kurtz and Levy are entering into the Asset Purchase Agreement (as defined in the Contribution Agreement) (the “Purchase Agreement”), (iii) Kurtz and the Company are entering into the Kurtz Lease (as defined in the Contribution Agreement) (the “Kurtz Lease”) and (iv) Kurtz and Levy, or an affiliate of Levy, are entering into the Mining Lease (as defined in the Contribution Agreement) (the “Mining Lease”), each dated as of the date hereof.

          C.          As a condition to Levy and the Company’s obligations to close the transactions contemplated by the Contribution Agreement, Guarantor has agreed to guarantee each of the USC Members’ obligations under the Contribution Agreement, the Operating Agreement, the Purchase Agreement, the Kurtz Lease and the Mining Lease (the “Guaranteed Documents”).

          D.        Guarantor has received a copy of each of the Guaranteed Documents and understands the obligations of each of the USC Members contained therein.  Guarantor is willing to guarantee each of the USC Members’ performance of such obligations, on the terms set forth below, in recognition that consummation of the transactions contemplated by the Guaranteed Documents is in the best interests of Guarantor and is necessary or convenient to the conduct, promotion or attainment of Guarantor’s business.

          In consideration of these premises and the commitments set forth herein, the parties hereby agree as follows:

          1.        Guaranty.

          1.1        Guarantor hereby guarantees the full performance of all of the USC Members’ obligations to Levy and to the Company under the Guaranteed Documents (collectively, the “Guaranteed Obligations”). Guarantor agrees that its guarantee hereunder constitutes a guarantee of performance and payment when due and not of collection.  In the event of any default or breach by any USC Member of any Guaranteed obligation owing to Levy or the Company and guaranteed hereunder, then no later than 30 days after Guarantor’s receipt of written notice of such default or breach, Guarantor will perform or cause the performance of all or any of such Guaranteed Obligation which is in default unless such default has theretofore been cured.  Levy and the Company agree that Guarantor will not be deemed to be in default under this Guaranty until such notice has been provided and the curative period has expired.

          1.2        In no event shall the obligations and liabilities of Guarantor hereunder exceed the obligations and liabilities of the USC Members under the Guaranteed Documents, as if Guarantor were itself a party to the Guaranteed Documents instead of the USC Members.  Guarantor shall have all rights and defenses, set-offs, counterclaims, reductions, diminutions or limitations of the USC Members under the terms of the Guaranteed Documents; provided, however, that the foregoing shall not absolve Guarantor, and Guarantor agrees to continue to perform its obligations hereunder, in the event a USC Member becomes insolvent, bankrupt, reorganizes or otherwise involved in an action or proceeding affecting the rights of creditors generally.

          1.3        This Guarantee is and shall remain an unconditional and continuing guarantee of the Guaranteed Obligations and not a guarantee of collection, shall remain in full force and effect irrespective of any interruption in the business and other dealings and relations of the USC Members with Levy and the Company and shall apply to and guarantee the due and punctual payment and performance of all the Guaranteed Obligations of any USC Member due by any USC Member to Levy or the Company, subject to the provisions set forth herein.  To that end, Guarantor hereby expressly waives (i) any right to require Levy or the Company to bring any action against the USC Members, and (ii) any right to require Levy or the Company to bring any action against any other person.

          2.        Representations and Warranties of Guarantor.

          2.1        Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Guarantor has the requisite corporate power and authority to enter into this Guaranty.  Guarantor is not in default under or in violation of any provision of its articles or bylaws.

          2.2        This Guaranty has been duly authorized by Guarantor and by all necessary corporate action on the part of Guarantor, and no other proceedings are necessary on the part of Guarantor to authorize the execution, delivery and performance of this Guaranty.  This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          2.3         Guarantor’s execution, delivery and performance of this Guaranty does not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Guarantor under, or result in any loss of any material benefit to which Guarantor is entitled, under the terms of (i) Guarantor’s articles of incorporation or bylaws, (ii) any agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Guarantor is a party or by which Guarantor or any of Guarantor’s assets or properties may be bound, (iii) any order, judgment, writ, injunction, award, law, statute, rule, regulation or decree to which Guarantor is a party or by which Guarantor or any of Guarantor’s assets or properties may be bound or affected, or (iv) any permit with or under any law or governmental authority of Guarantor.

          3.          Attorneys’ Fees and Expenses.  Guarantor agrees to reimburse Levy and the Company for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with the enforcement of Levy and the Company’s rights under this Guaranty.

          4.        Waiver.

          4.1        Guarantor unconditionally and irrevocably waives, to the fullest extent permitted by applicable law:  (i) notice of acceptance of this Guaranty and, except as otherwise provided in Section 1, any notice regarding the performance or non-performance of the USC Members with respect to any of the Guaranteed Obligations; (ii) presentment for payment, notice of non-payment or non-performance, demand, protest, notice of protest and notice of dishonor or default to anyone; (iii) defenses to pay or perform based upon any of the Guaranteed Obligations not being a valid and binding obligation of the USC Members enforceable in accordance with their respective terms for any reason whatsoever; (iv) all other notices to which Guarantor may be entitled but which may legally be waived; (v) any disability of any USC Member (other than the indefeasible payment of the Guaranteed Obligations in full in cash), including absence or cessation of liability for any reason whatsoever, the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets of any USC Member, however effected, or the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment or other similar proceedings affecting any USC Member, or any of the assets of any USC Member; (vi) any allegation or contest of the validity of this Guaranty or any of the Guaranteed Obligations, or the disaffirmance of any of the Guaranteed Obligations in any such proceeding; (vii) all rights under any state or federal statute dealing with or affecting the rights of creditors; and (viii) all other suretyship defenses, including, without limitation, those suretyship defenses set forth in the American Law Institute’s Restatement of the Law (Third) of Suretyship and Guarantee.

          4.2        No waiver by Levy or the Company of any default by Guarantor or any USC Member, or forbearance with respect to any default by either, shall operate as a waiver of any other default or of the same default on a future occasion – or require the forbearance with respect thereto – and no waiver or forbearance by Levy or the Company shall limit Guarantor’s liability under this Guaranty or negatively affect the validity and enforceability of this Guaranty in accordance with its stated terms.

          4.3        Guarantor expressly waives, for Levy’s and the Company’s benefit, any and all rights of recourse against the USC Members, including the property and assets of the USC Members, arising out of any payment made under or pursuant to this Guaranty, including any claim of subrogation, reimbursement, exoneration, contribution and indemnity that Guarantor may have against the USC Members, until the Guaranteed Obligations have been paid in full.  Guarantor will not enter into any contract or agreement in violation of the foregoing provisions, and any such purported contract or agreement shall be void ab initio.

          5.        Recovered Payment.  If any payment received by Levy or the Company from any USC Member or Guarantor in respect of the Guaranteed Obligations is subsequently set aside, rescinded, recovered from or repaid by Levy or the Company for any reason, including as the result of any bankruptcy, dissolution, reorganization, arrangement or liquidation proceedings (or proceedings similar thereto), Guarantor’s payment obligation hereunder shall be reinstated and continue to be effective as though such payment had not been made.  The provisions of this Section 5 shall survive the termination of this Guaranty.

          6.        Release or Surrender of Rights.  Guarantor covenants and agrees that Levy and/or the Company may at any time, and from time to time, in its sole discretion, do or cause to be done any one or more of the following, without affecting Guarantor’s obligations hereunder: (i) renew, extend and otherwise change the time, manner, place and terms of payment of any and all of the Guaranteed Obligations of the USC Members, and otherwise modify the Guaranteed Obligations of the USC Members; and (ii) grant indulgences generally from time to time to the USC Members and any other person liable of the Guaranteed Obligations of the USC Members.

          7.        Notices.  All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given or made for all purposes if sent by hand-delivery, registered first-class mail, facsimile, or courier guaranteeing overnight delivery, to the address set forth under the applicable party’s name on the signature page hereof.  All such notices, requests, demands, and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if faxed; and on the next business day if timely delivered to a courier guaranteeing overnight delivery.  Any party hereto may change the address to which notice to it shall be addressed by giving notice thereof to the other parties hereto in conformity with the foregoing.

          8.        Successors and Assigns.  The duties and obligations of Guarantor may not be delegated or transferred (whether by operation of law or otherwise) by Guarantor without the written consent of Levy and the Company.  The rights and privileges of Levy and the Company hereunder shall inure to the benefit of their respective successors and assigns.

          9.        Governing Law.  This Guaranty shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to such state’s conflict of law doctrines.

          10.       Severability.  If any clause or provision of this Guaranty is held or determined to be void, invalid or unenforceable, in whole or in part, such holding or determination shall not impair or affect the validity and enforceability of any clause or provision not so held to be void, invalid or unenforceable.

          11.       Counterparts.  This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(Signature on following page.)

          IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed as of the date first written above.

U.S. CONCRETE, INC.

By:	/s/ Robert Hardy

Name:	Robert Hardy
Its:	SVP

Address:	2925 Briar Park, Suite 1050
Houston, Texas 77042
Attention: General Counsel
Fax: (713) 499-6201